As filed with the Securities and Exchange Commission on June 15, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE GEO GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	65-0043078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4955 Technology Way, Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

The GEO Group, Inc. Amended and Restated 2018 Stock Incentive Plan

(Full title of the plan)

Joe Negron, Esq.

Senior Vice President, General Counsel and Corporate Secretary

4955 Technology Way

Boca Raton, Florida 33431

(Name and address of agent for service)

(561) 893-0101

(Telephone number, including area code, of agent for service)

With a copy to:

Stephen K. Roddenberry, Esq.

Esther L. Moreno, Esq.

Akerman LLP

98 Southeast Seventh Street, Suite 1100

Miami, Florida 33131

(305) 374-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.01 par value	16,800,000	$6.23	$104,664,000	$11,419

(1)

Pursuant to Rule 416, this registration statement shall also cover any additional shares of common stock which may become issuable under The GEO Group, Inc. Amended and Restated 2018 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, or any other similar change affecting the outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low sales prices per share of the common stock as reported on the New York Stock Exchange on June 8, 2021.

This registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE

On March 16, 2021, the Compensation Committee of The GEO Group, Inc. (the “Company”) approved The GEO Group, Inc. Amended and Restated 2018 Stock Incentive Plan (the “Amended 2018 Plan”), subject to shareholder approval at the Company’s 2021 Annual Meeting of Shareholders, to (i) increase the number of shares of common stock, par value $0.01 par value per share (“Common Stock”), authorized for issuance under The GEO Group, Inc. 2018 Stock Incentive Plan (the “Original 2018 Plan”), which will facilitate continuation of our equity compensation program, (ii) modify the limit on the maximum number of shares that may be issued in connection with an award to any one individual during any one fiscal year, (iii) modify how to calculate the number of shares available for future awards after the grant of an award so that under the Amended 2018 Plan the number of shares of common stock available for future awards is reduced by the full number of shares of common stock subject to any award of options or stock appreciation rights and is reduced by 3.32 shares for every 1 share of common stock subject to an award that may be settled in shares of common stock other than options and stock appreciation rights, and (iv) provide that no dividends or dividend equivalents shall be paid to participants until such awards vest. On April 28, 2021, the Amended 2018 Plan was approved by the Company’s shareholders at the 2021 Annual Meeting of Shareholders. The Company previously filed a registration statement on Form S-8 on May 11, 2018 (File No. 333-224871) registering an aggregate of 4,600,000 shares of Common Stock under the Original 2018 Plan (the “Earlier Registration Statement”). The Company is filing this registration statement on Form S-8 (the “Registration Statement”) to register an additional 16,800,000 shares of Common Stock authorized for issuance under the Amended 2018 Plan. The additional securities to be registered by this Registration Statement are of the same class as those securities covered by the Earlier Registration Statement. Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statement is incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

a)

Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 16, 2021, and the portions of our proxy statement on Schedule 14A for our 2021 Annual Meeting of Shareholders filed with the SEC on March 19, 2021 as supplemented by the Proxy Supplement on Schedule DEFA14A, filed with the SEC on March 26, 2021 that are incorporated by reference therein;

b)	Our Quarterly Report on Form 10-Q for the period ended March 31, 2021, filed with the SEC on May 10, 2021;

c)

Our Current Reports on Form 8-K, filed with the SEC on January 26, 2021, February  19, 2021, March  2, 2021, March  19, 2021, April  13, 2021, April  21, 2021, April  29, 2021, May  4, 2021 and June 1, 2021; and

d)

The description of our common stock contained in the “Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, as amended” attached as Exhibit 4.14 to the Annual Report on Form 10-K filed with the SEC on February 26, 2020, and any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:

Attention: Investor Relations

The GEO Group, Inc.

4955 Technology Way

Boca Raton, Florida 33431

(561) 893-0101

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Florida Business Corporation Act. Subsection (1) of Section 607.0850 of the Florida Business Corporation Act (“Florida Corporate Law”) empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Subsection (2) of Section 607.0850 of the Florida Corporate Law empowers a corporation to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Subsection (4) of Section 607.0850 of the Florida Corporate Law provides that any indemnification under subsection (1) or subsection (2) of Section 607.0850, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2) of Section 607.0850. Such determination shall be made, (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding; or (b) if such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding; or (c) by independent legal counsel (i) selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or (ii) if a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or (d) by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

Subsection (5) of Section 607.0850 of the Florida Corporate Law indicates that the evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by Subsection (4)(c) of Section 607.0850 shall evaluate the reasonableness of expenses and may authorize indemnification.

Section 607.0850 of the Florida Corporate Law further provides that to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) of Section 607.0850 or subsection (2) of Section 607.0850, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith and that such expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to Section 607.0850. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

The Florida Corporate Law further provides that the indemnification and advancement of expenses provided pursuant to Section 607.0850 are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute (a) a violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee, or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Subsection (8) of Section 607.0850 of the Florida Corporate Law provides that indemnification and advancement of expenses as provided in Section 607.0850 shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

Subsection (9) of Section 607.0850 of the Florida Corporate Law also provides that unless the corporation’s articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (a) the director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3) of Section 607.0850, in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses; (b) the director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7) of Section 607.0850; or (c) the director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1) of Section 607.0850, subsection (2) of Section 607.0850, or subsection (7) of Section 607.0850.

Subsection (12) of Section 607.0850 of the Florida Corporate Law stipulates that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of Section 607.0850.

Amended Articles. Article X of the Amended Articles provide that the Company shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law as it presently exists or may hereafter be amended.

Bylaws

Amended Bylaws. The Company’s Amended Bylaws provide that the Company shall indemnify any person who was or is made a party to any proceeding by reason of the fact that he or she was or is a director or an officer of the Company, or a director or an officer of the Company serving as a trustee or fiduciary of an employee benefit plan of the Company and the board of directors may indemnify any employee of the Company with respect to such circumstances by resolution, against any liability incurred in connection with such proceeding, including an appeal thereof. The Company shall pay reasonable expenses, on a conditional basis, in advance of final disposition subject to the provisions of applicable law. The Company’s Amended Bylaws further provide that such right of indemnification shall not be exclusive of any right to which any director, officer, employee, agent or controlling shareholder of the Company may be entitled as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Akerman LLP.

10.1	The GEO Group, Inc. Amended and Restated 2018 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on May 4, 2021).

23.1	Consent of Akerman LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included in the signature page to the Registration Statement).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)i. and (1)ii. will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on June 15, 2021.

THE GEO GROUP, INC.

By:	/s/ Brian R. Evans
	Name:	Brian R. Evans
	Title:	Senior Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and Joe Negron, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George C. Zoley	Chairman of the Board and Chief Executive Officer	June 15, 2021
George C. Zoley	(Principal Executive Officer)

/s/ Brian R. Evans	Senior Vice President and Chief Financial Officer	June 15, 2021
Brian R. Evans	(Principal Financial Officer)

/s/ Ronald A. Brack	Executive Vice President, Chief Accounting Officer and Controller	June 15, 2021
Ronald A. Brack	(Principal Accounting Officer)

/s/ Anne N. Foreman	Director	June 15, 2021
Anne N. Foreman

/s/ Richard H. Glanton	Director	June 15, 2021
Richard H. Glanton

/s/ Jose Gordo	Director	June 15, 2021
Jose Gordo

/s/ Duane Helkowski	Director	June 15, 2021
Duane Helkowski

/s/ Scott M. Kernan	Director	June 15, 2021
Scott M. Kernan

/s/ Guido Van Hauwermeiren	Director	June 15, 2021
Guido Van Hauwermeiren

/s/ Christopher C. Wheeler	Director	June 15, 2021
Christopher C. Wheeler

/s/ Julie Myers Wood	Director	June 15, 2021
Julie Myers Wood